Exhibit 10.13
MAGNITE, INC.
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN
PERFORMANCE STOCK UNIT GRANT NOTICE
    Notice is hereby given of the grant by Magnite, Inc. (the “Company”) to the Participant named below (the “Participant”) of a Performance Stock Unit Award under the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”), which is available at https://www.sec.gov/Archives/edgar/data/1595974/000159597423000031/exhibit101-arequityplan.htm and incorporated herein by reference. This Performance Stock Unit Award is governed by this Notice (including any special terms and conditions set forth in any appendices attached hereto), and the Plan, and in the event of a conflict between the terms of this Notice and the Plan, the terms of the Plan shall control. By acceptance of the Performance Stock Unit Award, and also by acceptance through performance of the vesting requirements and the Shares issuable upon vesting, Participant agrees to the terms and conditions set forth in this Notice (including any special terms and conditions set forth in any appendices attached hereto) and the Plan. Capitalized terms used but not defined in this Notice shall have the meanings given to them in the Plan.
    The Performance Stock Unit Award consists of the number of Performance Stock Units set forth below (the “Performance Stock Units” or “PSUs”). Each PSU represents the right to receive one share (a “Share”) of the Company’s Common Stock, par value $0.00001 (the “Common Stock”), subject to vesting as set forth below and to the terms and conditions of the Plan and this Notice, as follows:

Participant Name:	___________________
Target Number of PSUs:	___________________
Issuance Date:	___________________
Performance Start Date:	___________________
The PSUs are subject to both time-based and performance-based vesting requirements as set forth below, in Section 1 and in Exhibit A.
For purposes of this Notice and except as otherwise provided herein, “Vesting Date” means the third (3rd) anniversary of the “Issuance Date” set forth above. Except as expressly provided in Section 2 below, if Participant ceases to remain in Continuous Service for any or no reason before the Vesting Date, all unvested Performance Stock Units and Participant’s right to acquire any Shares of Common Stock hereunder will immediately terminate and be forfeited. For purposes of clarity, the vesting of the Performance Stock Units shall not be subject to any vesting acceleration provisions contained in the Plan and/or any employment or service agreement, offer letter, severance agreement, or any other agreement between Participant and the Company or any Affiliate. Furthermore, under all circumstances, the vesting of Performance Stock Units shall be subject to the satisfaction of Participant’s obligations as set forth in Section 6(b).
    The Performance Stock Unit Award is subject to the terms and conditions, and the representations of Participant, set forth below and including any special terms and conditions set forth in any appendices attached hereto.

1.    Vesting of PSUs and Payment of Shares.
(a)    Prior to Vesting. Prior to vesting and actual payment on any vested Performance Stock Unit, such Performance Stock Unit will represent an unsecured obligation of the Company, for which there is no trust and no obligation other than to make payment as contemplated by this Notice and the Plan. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Performance Stock Units, or any Shares deliverable hereunder unless and until such PSUs have vested in accordance with the provisions of this Notice and the underlying Shares have been issued and recorded on the records of the Company or its transfer agents or registrars. No adjustment shall be made for any dividends (ordinary or extraordinary, whether cash, securities, or other property) or distributions or other rights for which the record date is prior to the date Shares are issued, except as provided in Section 10 of the Plan.
(b)    Time-Based and Performance-Based Vesting. The PSUs are subject to both time-based and performance-based vesting as provided herein. Subject to Section 2, the number of PSUs that vest and become payable shall be determined based on the Company’s achievement of the performance goals set forth on Exhibit A attached hereto for the Performance Period (as defined in Exhibit A). In addition, except as expressly provided in Section 2, the vesting of any PSUs that are determined to be eligible to vest pursuant to Exhibit A shall be contingent on Participant’s Continuous Service through the Vesting Date.
(c)    Payment of Vested PSUs. Each Performance Stock Unit represents the right to receive payment on the date it vests in the form of one Share. Subject to Section 3 and the next paragraph, any Performance Stock Units that vest will be paid to Participant in whole Shares as soon as practicable after vesting, but in each such case within the period ending no later than the fifteenth (15th) day of the third (3rd) month following the applicable Vesting Date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Performance Stock Units payable under this Notice. Any distribution or delivery of Shares to be made to Participant will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with written notice of his or her status as transferee and evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer. After PSUs have vested in accordance with the provisions of this Notice and the underlying Shares have been issued and recorded on the records of the Company or its transfer agents or registrars, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
(d)    409A. Notwithstanding anything in the Plan, this Notice, or any other agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Performance Stock Units is accelerated in connection with the termination of Participant’s Continuous Service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of the termination of Participant’s Continuous Service and (y) the payment of such accelerated Performance Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following the termination of Participant’s Continuous Service, then the payment of such accelerated Performance Stock Units will not be made until the date that is six (6) months and one (1) day following the date of termination of Participant’s Continuous Service, unless Participant dies following the date his or her Continuous Service terminates, in which case, the PSUs will be paid in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Notice that the grant of Performance Stock Units and any Shares issuable upon vesting of the Performance Stock Units be exempt from the requirements of Section 409A to the greatest extent provided under the regulations promulgated so that none of the Performance Stock Units or Shares issuable upon vesting of PSUs will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. To the extent that any Performance Stock Units or any Shares issuable under the terms of any Performance Stock Units are determined to be subject to the requirements of Section 409A, it is the intent of this Notice that the award comply with Section 409A, and any ambiguities will be interpreted to so comply. For purposes of this Notice, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
2.    Termination of Continuous Service; Sale Transaction.
(a)    General. Except as otherwise provided below in this Section 2, if Participant’s Continuous Service terminates for any reason prior to the Vesting Date, the then-outstanding and unvested Performance Stock Units will thereupon terminate and be forfeited at no cost to the Company and Participant will have no further rights with respect to such forfeited Performance Stock Units or any underlying Shares.
(b)    Involuntary Termination Prior to a Sale Transaction. If Participant’s Continuous Service terminates due to an Involuntary Termination at any time after the Issuance Date set forth on the cover page of this Notice and prior to the earlier of the Vesting Date or any Sale Transaction, the following provisions shall apply:
(i)    If such a termination of Participant’s Continuous Service occurs prior to the first anniversary of the Issuance Date, the Performance Stock Units will thereupon terminate and be forfeited at no cost to the Company and Participant will have no further rights with respect to such forfeited Performance Stock Units or any underlying Shares.
(ii)    If such a termination of Participant’s Continuous Service occurs on or after the first anniversary of the Issuance Date and prior to the Performance End Date, this award of PSUs shall remain outstanding and shall vest at the Performance End Date as determined in accordance with Exhibit A hereto; provided, however, that the number of shares that vest shall be pro-rated by multiplying (x) the amount vested as calculated in accordance with Exhibit A by (y) a fraction, the numerator of which is the number of full months of Participant’s Continuous Service from the Performance Start Date through the date of termination of Participant’s Continuous Service, and the denominator of which is thirty-six (36). The Vesting Date for any PSUs that vest pursuant to this paragraph shall be the Performance End Date.
(iii)    If such a termination of Participant’s Continuous Service occurs on or after the Performance End Date and prior to the Vesting Date, any PSUs that are then outstanding and eligible to vest as determined in accordance with Exhibit A hereto shall vest as of the date of termination of Participant’s Continuous Service. The Vesting Date for any PSUs that vest pursuant to this paragraph shall be the date of termination of Participant’s Continuous Service.
(c)    Termination Due to Death or Disability Prior to a Sale Transaction. If Participant’s Continuous Service terminates due to Participant’s death or Disability at any time after the Issuance Date and prior to the earlier of the Vesting Date or any Sale Transaction, the following provisions shall apply:
(i)    If such a termination of Participant’s Continuous Service occurs prior to the Performance End Date, this award of PSUs shall immediately vest as to a number of PSUs equal to (x) (i) the Target Number of PSUs set forth on the cover page of this Notice plus (ii) Over-Achievement PSUs, if any, with respect to completed Performance Periods multiplied by (y) a fraction, the numerator of which is the number of full months of Participant’s Continuous Service from the beginning of the Performance Period through the date of termination of Participant’s Continuous Service, and the denominator of which is thirty-six (36). The Vesting Date for any PSUs that vest pursuant to this paragraph shall be the date of termination of Participant’s Continuous Service.
(ii)    If such a termination of Participant’s Continuous Service occurs on or after the Performance End Date and prior to the Vesting Date, any PSUs that are then outstanding and eligible to vest as determined in accordance with Exhibit A hereto shall vest as of the date of termination of Participant’s Continuous Service. The Vesting Date for any PSUs that vest pursuant to this paragraph shall be the date of termination of Participant’s Continuous Service.
(d)    Sale Transaction.
(i)    If a Sale Transaction occurs prior to the Performance End Date and prior to any termination of Participant’s Continuous Service, the number of PSUs subject to this award shall become “fixed” and no longer subject to performance-based vesting after such Sale Transaction. For purposes of so fixing the number of PSUs, the Performance Period shall be considered to end with the closing of the Sale Transaction and such number of PSUs shall be determined in accordance with Exhibit A based on the Company’s performance for the shortened Performance Period (such fixed number of PSUs as so determined, the “Fixed PSUs”). No adjustment shall be made pursuant to this Section 2(d) as to any Sale Transaction that occurs after the last day of the Performance Period.
(ii)    If such Sale Transaction is a Corporate Transaction and, in connection with the Sale Transaction, the Board or its Committee has made a provision for the assumption of this award of PSUs or the award would otherwise continue in accordance with its terms in the circumstances, the Fixed PSUs shall remain outstanding and eligible to vest on the Vesting Date set forth on the cover page of this Notice, subject to Participant’s Continuous Service through such date; provided, however, that if on, immediately prior to or at any time within twenty-four (24) months following the Sale Transaction, Participant’s Continuous Service terminates as a result of an Involuntary Termination or as a result of Participant’s death or Disability, the Fixed PSUs shall fully vest upon such termination of Participant’s Continuous Service (with the date of such termination being the Vesting Date of such Fixed PSUs).
(iii)    If such Sale Transaction is a Corporate Transaction and, in connection with the Sale Transaction, the Board or its Committee has not made a provision for the assumption of this award of PSUs and this award is to terminate in connection with the Sale Transaction pursuant to Section 10(c) of the Plan, the Fixed PSUs shall fully vest upon the closing of the Sale Transaction (with the closing date of such Sale Transaction being the Vesting Date of such Fixed PSUs).
(iv)    If a Sale Transaction occurs prior to the last day of the Performance Period and after the Participant’s Continuous Service has terminated pursuant to an Involuntary Termination as described in Section 2(b), the number of Fixed PSUs shall be determined as described in Section 2(d)(i), and such Fixed PSUs shall fully vest upon the closing of the Sale Transaction (with the closing date of such Sale Transaction being the Vesting Date of such Fixed PSUs).
(e)    Definitions. As used in this Notice, the terms “Involuntary Termination” (including the related terms “Cause” and “Good Reason”), “Disability” and “Sale Transaction” have the meanings ascribed to such terms in that certain Executive Severance and Vesting Acceleration Agreement, by and between the Company and Participant (the “Severance Agreement”).
(f)    Release. Notwithstanding any other provision herein, in the Plan or in any other agreement, Participant’s right to any accelerated vesting or other benefit with respect to the PSUs under this Section 2 in connection with a termination of Participant’s Continuous Service is subject to Participant’s providing a release of claims in accordance with Section 3(a) of the Severance Agreement and complying with Participant’s obligations set forth in Section 3(b) of the Severance Agreement.
(g)    Determination of Pro-Rata Vesting. For purposes of determining pro-rata vesting of PSUs under Section 2(b) or 2(c), a “full month” means the period from the date of one calendar month to the same date the next calendar month (e.g., from May 15 to June 15), or the last day of the next calendar month if the date is the 29th, 30th, or 31st and the next calendar month does not have at least 29, 30 or 31 days, as the case may be. Any Performance Stock Units remaining unvested after any such determination of pro-rata vesting shall terminate and be forfeited at no cost to the Company and Participant will have no further rights with respect to such forfeited Performance Stock Units or any underlying Shares.
3.    Tax Consequences, Withholding, and Liability.
(a)    Participant understands that Participant may suffer adverse tax consequences as a result of the grant or vesting of the Performance Stock Units and issuance and/or disposition of the Shares. Participant understands that the actual tax consequences associated with the Performance Stock Units and Shares are complicated and depend, in part, on Participant’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. THEREFORE, PARTICIPANT SHOULD SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE FEDERAL TAX LAW AND THE TAX LAWS OF ANY MUNICIPALITY, STATE OR NON-U.S. JURISDICTION TO WHICH PARTICIPANT IS SUBJECT. By accepting (through performance) the Performance Stock Units and any Shares, Participant acknowledges and agrees that Participant has either consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the PSUs and Shares in light of Participant’s specific situation or has had the opportunity to consult with such a tax advisor and has chosen not to do so. Neither the Company nor any of its employees, counsel, or agents has provided to Participant, and Participant has not relied upon from the Company or any of its employees, counsel, or agents, any written or oral advice or representation regarding the U.S. federal, state, local or non-U.S. tax consequences of the receipt, ownership and vesting of the Performance Stock Units, the issuance of Shares in connection with vesting of the Performance Stock Units, the other transactions contemplated by this Notice, or the value of the Company or the PSUs or Shares at any time. With respect to such matters, Participant relies solely on Participant’s own advisors.
(b)    Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of the receipt, ownership and vesting of the Performance Stock Units, the issuance of Shares pursuant to the Performance Stock Units, or the other transactions contemplated by this Notice. Pursuant to such procedures as the Plan administrator may specify from time to time, the Company shall satisfy its obligations to pay withholding taxes or other tax deposits in connection with the receipt, ownership and/or vesting of the Performance Stock Units, the issuance of Shares pursuant to the Performance Stock Units, or the other transactions contemplated by this Notice in accordance with applicable law or regulation (the “Tax Obligations”). If amounts paid by the Company in respect of Tax Obligations are less than Participant’s tax obligations, Participant is solely responsible for any additional taxes due. If amounts paid by the Company in respect of Tax Obligations exceed Participant’s tax obligations, Participant’s sole recourse will be against the relevant taxing authorities, and the Company and its Affiliates will have no obligation to issue additional Shares or pay cash to Participant in respect thereof. Participant is responsible for determining Participant’s actual income tax liabilities and making appropriate payments to the relevant taxing authorities to fulfill Participant’s tax obligations and avoid interest and penalties.
(c)    Payment by the Company or its Affiliate of the Tax Obligations will result in a commensurate obligation of Participant to pay, or cause to be paid, to the Company or its Affiliate, in accordance with Section 9(h) of the Plan, the amount of Tax Obligations so paid, and the Company shall not be required to issue any of the Shares or any interest in the Shares unless and until Participant has satisfied this obligation. To the extent determined appropriate by the Company in its discretion, it shall have the right (but not the obligation) to cause Participant to satisfy any or all Tax Obligations by withholding and retaining Shares otherwise deliverable to Participant having an aggregate Fair Market Value equal to the amount of such Tax Obligations. If, at the time Shares are to be issued, those Shares are not freely tradeable on a national securities exchange or market system (and for this purpose, a blackout pursuant to the Company’s insider trading policy will not be considered to render the Shares not freely tradeable), Participant may in Participant’s sole discretion satisfy the Tax Obligations by electing to have the Company withhold and retain such number of Shares otherwise deliverable to Participant, and/or by surrendering such number of Shares already delivered to Participant, having an aggregate Fair Market Value equal to the amount of such Tax Obligations. In order to satisfy the Tax Obligations, the Company will not withhold the amount of such Tax Obligations from Participant’s paycheck(s) and/or any other amounts payable to Participant unless the net proceeds from any automatic sale of certain shares of the Performance Stock as set forth in Section 3(d) below are not sufficient to satisfy such Tax Obligations in their entirety.
(d)    In the event that (i) Participant is not subject to the requirements of Section 16 of the Securities Exchange Act of 1934 on a date that the risk of forfeiture to the Company as described in this Notice lapses with respect to some or all of the Performance Stock Units (“Lapse Date”) and (ii) Participant incurs a tax liability on such Lapse Date as a result of such lapse, then the Applicable Percentage (as defined below) of the Shares issuable pursuant to the Performance Stock Units with respect to which the risk of forfeiture shall have lapsed on the Lapse Date, shall be sold within an administratively reasonable period of time on or after the Lapse Date by a broker selected or approved by the Company at such fees and pursuant to such rules and process as the Company may reasonably approve. Participant will bear the brokerage fees and other costs associated with sales and related transmission of funds. The net proceeds from such sale shall be remitted to the relevant tax authorities as determined by the Company for Participant’s benefit in the amounts directed by the Company, or paid to the Company in reimbursement of any Tax Obligations paid by the Company, and any remaining net proceeds shall be delivered to Participant or a brokerage account maintained for Participant. For these purposes the “Applicable Percentage” means, in the Company’s sole discretion, an amount reasonably expected to be required to satisfy any or all Tax Obligations and selling expenses. Participant shall have no right to affect or influence any adjustments that the Company may elect to make to the Applicable Percentage for this purpose. There is no assurance that the price at which Shares sold pursuant to this Section 3(d) will equal the value at which Shares vesting on the Lapse Date are taxed.
4.    No Guarantee of Continued Service. THE VESTING OF THE PERFORMANCE STOCK UNITS PURSUANT TO THE VESTING SCHEDULE APPLICABLE THERETO IS EARNED ONLY BY CONTINUOUS SERVICE AT THE WILL OF THE COMPANY (OR THE AFFILIATE OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED A PERFORMANCE STOCK UNIT AWARD OR ACQUIRING SHARES UPON VESTING OF PERFORMANCE STOCK UNITS. THIS NOTICE, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE APPLICABLE TO PERFORMANCE STOCK UNITS DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT TO PROVIDE SERVICE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE AFFILIATE OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S CONTINUOUS SERVICE AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT NOTICE, AND WITH OR WITHOUT CAUSE.
5.    Participant Representations.
(a)    Participant acknowledges that (i) Participant was and is free to use professional advisors of Participant’s choice in connection with this Notice and grant of the Performance Stock Units; (ii) Participant understands this Notice and the meaning and consequences of receiving grants of PSUs and Shares issued upon vesting of PSUs; (iii) Participant has reviewed and understands this Notice and the Plan; (iv) receipt of the PSUs and any Shares issued upon vesting of the PSUs is voluntary and Participant is accepting the PSUs and any Shares issued freely and without coercion or duress; and (v) Participant has not received and is not relying, and will not rely, upon any advice, representations or assurances made by or on behalf of the Company or any of its Affiliates or any employee of or counsel to the Company or any of its Affiliates regarding any tax or other effects or implications of the PSUs or Shares or other matters contemplated by this award of Performance Stock Units.

(b)    Participant is aware of the Company’s business affairs and financial condition and understands that an investment in the Shares involves a high degree of risk. Participant has not received and is not relying, and will not rely, upon any advice, representations or assurances made by or on behalf of the Company or any of its Affiliates or any employee of or counsel to the Company or any of its Affiliates regarding the Company’s prospects or the value of the PSUs or Shares.

6.    Additional Conditions to Issuance of Stock.

(a)    Legal and Regulatory Compliance. The issuance of Shares upon or after vesting of the Performance Stock Units shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. If the Company determines that the issuance of any Shares will violate federal securities laws or other applicable laws or regulations or the requirements of any exchange or market system upon which the Shares are listed, the Company may defer issuance until the earliest date at which the Company reasonably anticipates that the issuance of Shares will no longer cause such violation. Accordingly, Participant may not be able to receive Shares when desired even though the Performance Stock Units have vested. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority, but the inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained. As a condition to the issuance of Shares, the Company may require Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Without limiting the foregoing, if at the time of vesting of any Performance Stock Units, there is not in effect under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement covering the Shares to be issued, and available for delivery a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act, Participant shall, if required by the Company, as a condition to vesting and issuance of the Shares, make appropriate representations in a form satisfactory to the Company to support issuance of the Shares in compliance with applicable laws and regulations, including to the effect that such Shares will not be sold other than (A) pursuant to an effective registration statement under the Securities Act, or an applicable exemption from the registration requirements of such Act; (B) in compliance with all applicable state securities laws and regulations; and (C) in compliance with all terms and conditions of the Plan, this Notice, and any other written agreement between Participant and the Company or any of its Affiliates.

(b)    Obligations to the Company. As a condition to receipt and vesting of any Performance Stock Units and issuance of Shares as a result of vesting, Participant must enter into the Company’s Intellectual Property Assignment and Confidential Information Agreement, or a similar or successor agreement for the protection of the Company’s intellectual property and confidential information, in form specified by the Company (the “Proprietary Interests Agreement”), if Participant has not already done so, and Participant’s acceptance of Performance Stock Units and any Shares will constitute Participant’s agreement to the Proprietary Interests Agreement. If Participant breaches in any material respect the Proprietary Interests Agreement or any other contract between Participant and the Company, or Participant’s common law duty of confidentiality or trade secret protection, or any Company policy prohibiting misappropriation of property or any illegal or fraudulent acts, the Company may suspend any vesting of any Performance Stock Units or issuance of any Shares pending Participant’s cure of such breach, and if such breach cannot be cured or is not cured to the Company’s reasonable satisfaction within such time not less than twenty (20) days as the Company may specify, the Company may terminate any Performance Stock Units for which Shares have not been issued and will have no obligation to issue any Shares in respect of any such terminated Performance Stock Units or to provide any consideration to Participant in respect thereof.

7.    Handling of Shares; Restrictive Legends and Stop-Transfer Orders.
(a)    Book Entries. The Company will cause the Shares to be recorded in book entry or other electronic form and reflected in records maintained by or for the Company.

(b)    Stop-Transfer Notices. In order to ensure compliance with the restrictions referred to herein and Company policies, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)    Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Notice or any other agreement to which the Shares are subject or any laws governing the Shares or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

8.    Restrictions on Transfer. Except as otherwise expressly provided in this Notice, the Performance Stock Units will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Performance Stock Units, or upon any attempted sale under any execution, attachment or similar process, the affected PSUs will become null and void. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any vested Shares, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other holders, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
9.    Additional Agreements.
(a)    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Performance Stock Units or Shares by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to administration of this Notice, the PSUs and the Shares through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
(b)    Proprietary Information. Participant agrees that all financial and other information relating to the Company furnished to Participant constitutes “Proprietary Information” that is the property of the Company. Participant shall hold in confidence and not disclose or, except within the scope of Participant’s Continuous Service, use any Proprietary Information. Participant shall not be obligated under this paragraph with respect to information Participant can document is or becomes readily publicly available without restriction through no fault of Participant. Upon termination of Participant’s Continuous Service, Participant shall promptly return to Company all items containing or embodying Proprietary Information (including all copies). This paragraph supplements, but does not limit, any other agreement between Participant and the Company, or any applicable law, related to protection, ownership, or use of the Company’s information or property.
(c)    Consideration. The Performance Stock Units and Shares are issued in consideration of services provided by Participant and/or other benefit to the corporation within the meaning of Section 152 of the General Corporation Law of the State of Delaware; Participant is not required to make any cash payment to the Company in respect of issuance of Performance Stock Units or Shares.
10.    Data Privacy. If Participant would like to participate in the Plan, Participant understands Participant will need to review and acknowledge the information provided in this Section 10, which describes the processing and/or transfer of personal data as described below.
(a)EEA+ Controller. If Participant is based in the European Union (“EU”), the European Economic Area or the United Kingdom (collectively “EEA+”), Participant should note that the Company, with its registered address at 1250 Broadway, 15th Floor, New York, New York, 10001

United States of America, is the controller responsible for the processing of Participant’s personal data in connection with this Notice and the Plan.
(b)Data Collection and Usage. The Company collects, uses and otherwise processes certain personal data about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PSUs granted under the Plan or any other entitlement to shares of stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, which the Company receives from Participant, the Subsidiary or Affiliate retaining Participant (the “Employer”) or otherwise in connection with this Notice or the Plan (“Data”), for the purposes of implementing, administering and managing the Plan and allocating Shares pursuant to the Plan.

(c)Stock Plan Administration Service Providers. Participant understands that the Company transfers Participant’s Data to ETRADE or another independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. Such service provider will open an account for Participant to receive and trade Shares acquired under the Plan. Participant may be asked to agree on separate terms and data processing practices with any such service provider, with such agreement being a condition to the ability to participate in the Plan.
(d)International Data Transfers. Participant understands that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan are based in the United States. If Participant is located outside the United States, Participant understands and acknowledges that Participant’s country may have enacted data privacy laws that are different from the laws of the United States.
(e)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws.
(f)Necessary Disclosure of Personal Data. Participant understands that providing the Company with Data is necessary for the performance of this Notice and that Participant’s refusal to provide Data would make it impossible for the Company to perform its contractual obligations, grant Restricted Stock Units under the Plan to Participant or administer or maintain the Plan, and may affect Participant’s ability to participate in the Plan.
11.    General.
(a)    No Waiver; Remedies. Either party’s failure to enforce any provision of this Notice shall not in any way be construed as a waiver of any such provision, or prevent that party from thereafter enforcing such provision and each and every other provision of this Notice. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
(b)    Successors and Assigns. The terms of this Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, the terms of this Notice shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Notice may only be assigned with the prior written consent of the Company.
(c)    Notices. Any notice hereunder shall be in writing (which shall include electronic transmission) and shall be deemed received (i) the business day following electronic verification of receipt if sent electronically, (ii) upon personal delivery to the party to whom the notice is directed, (iii)

the business day following deposit with a reputable overnight courier, or (iv) five days after deposit in the U.S. mail, First Class with postage prepaid. Notice shall be addressed to the Company at its principal executive office and to Participant at the address that he or she most recently provided to the Company. Participant agrees that it is Participant’s responsibility to notify the Company of any changes to his or her mailing address so that Participant may receive any shareholder information to be delivered by regular mail.
(d)    Interpretation. Headings herein are for convenience of reference only, do not constitute a part of this Notice, and will not affect the meaning or interpretation of this Notice. References herein to Sections are references to the referenced Section hereof, unless otherwise specified. The Board or its Committee will have the power to interpret the Plan and this Notice and to adopt such rules for the administration, interpretation and application of the Plan and this Notice as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Stock Units have vested). All actions taken and all interpretations and determinations made by the Board or its Committee in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Board or its Committee nor any person acting on behalf of the Board or its Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Notice.
(e)    Modifications to Notice. Modifications to this Notice can be made only in an express written contract executed by a duly authorized officer of the Company and shall not require the consent of the Participant unless such modification would materially adversely affect the rights of the Participant hereunder. Notwithstanding anything to the contrary in the Plan or this Notice, the Company reserves the right to revise this Notice as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this award of Performance Stock Units.
(f)    Governing Law; Severability. This Notice is governed by the internal substantive laws, but not the choice of law rules, of Delaware. If any provision of this Notice becomes or is declared by a court or arbitrator having jurisdiction over a dispute hereunder to be illegal, unenforceable or void, such provision shall be amended to the extent necessary to conform to applicable law so as to be valid and enforceable and to achieve, to the extent possible, the economic, business and other purposes of such illegal, unenforceable, or void provision or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall deleted from this Notice and the remainder of this Notice shall continue in full force and effect.
(g)    Entire Agreement. The Plan and this Notice form a contract and constitute the entire understanding between Participant and the Company with respect to the PSUs and the Shares issuable upon vesting of the PSUs and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect thereto.
(h)    Appendix. The award of PSUs shall be subject to any additional terms and conditions for Non-U.S. Employees set forth in Appendix A attached hereto (“Appendix A”) and any special terms and conditions for Participant’s country set forth in Appendix B attached hereto (“Appendix B”). Moreover, if Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A and Appendix B constitute part of the Notice.
(i)    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(j)    Insider Trading/Market Abuse. Participant acknowledges that, depending on Participant’s or Participant’s broker’s country or where the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws which may affect Participant’s ability to acquire, sell or otherwise dispose of Shares, rights to Shares or rights linked to the value of shares during such times Participant is considered to have “inside information” regarding the Company (as defined in the laws or regulations in the applicable jurisdictions).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information.  Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties (including fellow employees) or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company.  Participant is responsible for complying with any restrictions and should speak to their personal advisor on this matter.

Dated:	MAGNITE, INC. By: Name Title

EXHIBIT A
PERFORMANCE-BASED VESTING
Subject to Sections 1 and 2 of this Notice, the PSUs shall vest and become non-forfeitable with respect to a number of PSUs, calculated as the greater of:

(A) (i) 25% multiplied by the One-Year TSR Amount plus (ii) 25% multiplied by the Two-Year TSR Amount plus (iii) 50% multiplied by the Three-Year TSR Amount; or
(B)the Three-Year TSR Amount

For purposes of this Performance Stock Unit Award, the following definitions shall apply:
•“One-Year TSR Amount” means the Target Number of PSUs multiplied by the Vesting Percentage based on the Company’s Relative TSR Ranking for the One-Year Performance Period.
•“Two-Year TSR Amount” means the Target Number of PSUs multiplied by the Vesting Percentage based on the Company’s Relative TSR Ranking for the Two-Year Performance Period.
•“Three-Year TSR Amount” means the Target Number of PSUs multiplied by the Vesting Percentage based on the Company’s Relative TSR Ranking for the Three-Year Performance Period.
•“TSR” means total shareholder return and shall be determined with respect to the Company and any other company in the Russell 2000 Index by dividing (a) the applicable Ending Price by the applicable Beginning Price. For purposes of determining TSR, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares at the closing market price on the ex-dividend date. Any non-cash distributions shall be valued at fair market value.
•“Performance Period” means, as applicable: (i) with respect to the One-Year TSR Amount, the period commencing on the Performance Start Date and ending on the day before the first (1st) anniversary of the Performance Start Date (the “One-Year Performance Period”); (ii) with respect to the Two-Year TSR Amount, the period commencing on the Performance Start Date and ending on the day before the second (2nd) anniversary of the Performance Start Date (the “Two-Year Performance Period”); or (iii) with respect to the Three-Year TSR Amount, the period commencing on the Performance Start Date and ending on the day before the third (3rd) anniversary of the Performance Start Date (the “Three-Year Performance Period”, and such date the “Performance End Date”). .
•“Beginning Price” means, with respect to the Company and any other company in the Russell 2000 Index, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the period of twenty (20) consecutive trading days ending with the last trading day immediately prior to the beginning of the applicable Performance Period or, in the case of a company that is not traded on a stock exchange on the first day of the Performance Period, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is thereafter first admitted to trading for the twenty (20) consecutive trading days commencing with the first day in the Performance Period on which such company’s common stock is so traded. In either case, as to a stock which goes ex-dividend during such 20-day period, the closing market prices as to such stock for the portion of the 20-day period preceding the ex-dividend date shall be equitably adjusted to exclude the amount of the related dividend.

•“Ending Price” means, with respect to the Company and any other company in the Russell 2000 Index, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days ending with the last day of the applicable Performance Period. As to a stock which goes ex-dividend during such 20-day period, the closing market prices as to such stock for the portion of the 20-day period preceding the ex-dividend date shall be equitably adjusted to exclude the amount of the related dividend.
•“Relative TSR Ranking” means the percentile ranking of the Company’s TSR among the TSRs for the Russell 2000 Index Companies for the applicable Performance Period. For purposes of clarity, the Company’s TSR shall be ranked against the TSRs for such companies regardless of whether the Company is a member of the Russell 2000 Index throughout the Performance Period.
•“Russell 2000 Index Companies” means each company that is (a) in the Russell 2000 Index on the first day of the applicable Performance Period and continues trading throughout the entire Performance Period or (b) in the Russell 2000 Index on the first day of the Performance Period and ceases to be in the Russell 2000 Index (or its successor) during the Performance Period due to its bankruptcy or insolvency, provided that the TSR for any company described in this clause (b) shall be deemed for purposes of determining the Company’s Relative TSR Ranking to be equal to the lowest TSR for any company that is in the Russell 2000 Index (or its successor) for the entire Performance Period.
•Vesting Percentage means the percentage set forth in the chart below based on the Company’s Relative TSR Ranking for the applicable Performance Period; provided, however, that in no event shall the Vesting Percentage exceed one hundred fifty percent (150%):

Relative TSR Ranking	Vesting Percentage of Target Number of PSUs
80th or higher	150%
55th	100%
20th	25%
Below 20th	0%

The Vesting Percentage will be interpolated on a linear basis between the levels stated in the chart above. For example, if the Relative TSR Ranking for the Performance Period were the 65th percentile, the Vesting Percentage would be 120%. Notwithstanding the foregoing, in the event the Company’s TSR for the Performance Period is a negative number, the Vesting Percentage shall not exceed one hundred percent (100%).
•“Over-Achieved PSUs” means (i) in the case of the One-Year Performance Period, (x) the One-Year TSR Amount minus the Target Number of PSUs (y) multiplied by 25%; or (ii) in the case of the Two-Year Performance Period, (x) the Two-Year TSR Amount minus the Target Number of PSUs (y) multiplied by 25%; in each case, provided, in each case, that such calculation would result in a positive number. For example, if the Target Number of PSUs subject to this award were 100 shares, and the Relative TSR Ranking for the One-Year Performance Period were the 65th percentile (120% Vesting Percentage), the number of excess shares would be calculated as follows: (x) One-Year

TSR Amount (100*120%= 120) minus Target Number of PSUs (100) = 20 (y) multiplied by 25% = 5.
Failure to meet Performance Requirements. Any PSUs that do not vest based on the performance requirements set forth in this Exhibit A (and which have not previously terminated pursuant to the terms of this Notice) will automatically terminate as of the last day of the Three-Year Performance Period. The number of PSUs that are eligible to vest based on performance as provided in this Exhibit A will be determined by the Board or its Committee following the end of the Performance Period. Any such determination by the Board or Committee shall be final and binding.
Effect of a Sale Transaction. In the event a Sale Transaction is consummated prior to the Performance End Date, the number of PSUs earned will be based on the Vesting Percentage measured during the Performance Period commencing on the Performance Start Date and ending on the closing date of the Sale Transaction. The Ending Price used for determining the Company’s TSR shall equal the transaction price per share of the Common Stock paid in connection with the Sale Transaction. The Ending Price for the purpose of determining the TSRs for the companies in the Russell 2000 Index shall be determined as otherwise provided above but measured based on the average of the closing market prices of such companies’ shares on the principal exchange on which such shares are traded for the period of twenty (20) consecutive trading days ending with the last trading day immediately prior to the date of the closing of such Sale Transaction.

Adjustment. With respect to the computation of TSR, Beginning Price, and Ending Price, there shall also be an equitable and proportionate adjustment to the extent (if any) necessary to preserve the intended incentives of the awards and mitigate the impact of any stock split, stock dividend or reverse stock split occurring during the Performance Period.
Determination. The determination of the Board or its Committee as to the Company’s Relative TSR Ranking for the Performance Period shall be final and binding.

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS OF PERFORMANCE STOCK UNIT GRANT
FOR NON-U.S. EMPLOYEES

1.    Terms of Plan Participation for Non-U.S. Participants. Participant understands that this Appendix A contains additional terms and conditions that, together with the Plan and the Notice, govern Participant’s participation in the Plan if Participant is working or resident in a country other than the United States. Participant further understands that Participant’s participation in the Plan also will be subject to any terms and conditions for Participant’s country set forth in Appendix B attached hereto. Capitalized terms used but not defined in this Appendix A shall have the same meanings assigned to them in the Plan and/or Notice.
2.    Tax Consequences, Withholding, and Liability. The following provision supplements Section 3 of the Notice:
By accepting (through performance) the PSUs and any Shares, Participant authorizes the Company and/or the Subsidiary or Affiliate employing or retaining Participant (the “Employer”), or their respective agents, at the Company’s discretion, to satisfy the obligations with regard to all Tax Obligations by one or a combination of the methods set forth in Section 9(h) of the Plan. If Participant is or becomes subject to Tax Obligations in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction.
If the Tax Obligations are satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax Obligations.
3.    Nature of Grant. By accepting (through performance) the PSUs and any Shares, Participant acknowledges, understands and agrees that:
(a)the grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;
(b)all decisions with respect to future PSU or other grants, if any, will be at the sole discretion of the Company;
(c)the PSUs and any Shares acquired under the Plan, and the income and value of the same, are not intended to replace any pension rights or compensation;
(d)the PSUs and any Shares acquired under the Plan, and the income and value of the same, are not part of Participant’s normal or expected compensation for any purposes including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer or any Affiliate;

(e)the future value of the Shares underlying the PSUs is unknown, indeterminable, and cannot be predicted with certainty;
(f)if the underlying Shares do not increase in value, the PSUs will have no value;
(g)for purposes of the PSUs, Participant’s Continuous Service will be considered terminated as of the date Participant is no longer actively providing services to the Company or the

Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services, or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Notice or determined by the Company, (i) Participant’s right to vest in the PSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Board or Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the PSUs (including whether Participant may still be considered to be providing services while on a leave of absence);

(h)no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the termination of Participant’s Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services, or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the PSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, the Employer or any Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(i)unless otherwise provided in the Plan or by the Company in its discretion, the PSUs and the benefits evidenced by the Notice do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(j)neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the PSUs or of any amounts due to Participant pursuant to the vesting of the PSUs or the subsequent sale of any Shares acquired upon vesting.
4.    Venue. For purposes of litigating any dispute that arises under the Notice, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Los Angeles County, California, or the federal courts for the United States for the Central District of California, and no other courts, where this award of PSUs is made and/or to be performed.
5.    Language. If the Notice or any other document related to the Plan has been translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.
6.    Foreign Asset / Account Reporting Requirements, Exchange Controls and Tax Requirements. Participant acknowledges that Participant’s country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage, legal entity or bank account outside Participant’s country. Participant understands that Participant may be required to report such accounts, assets and balances or transactions to the tax or other authorities in Participant’s country. Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to their country through a designated bank or broker and/or within a certain time after receipt. In addition, Participant may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of Shares. Participant acknowledges that it is their responsibility to be compliant with all such requirements, and that

Participant should consult their personal legal and tax advisors, as applicable, to ensure compliance with applicable regulations.

APPENDIX B

COUNTRY-SPECIFIC PROVISIONS FOR NON-U.S. EMPLOYEES

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the PSUs granted to Participant under the Plan if Participant works or resides in one of the countries listed below. If Participant is a citizen or resident of a country other than the one in which Participant currently is working (or if Participant is considered as such for local law purposes), or if Participant transfers employment or residence to another country after PSUs have been granted to Participant under the Plan, the Company, in its discretion, will determine the extent to which the terms and conditions herein will be applicable to Participant.
Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan, the Notice or Appendix A.
Notifications
This Appendix B also includes information regarding securities laws, exchange controls and certain other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2014. Such laws are often complex and change frequently. As a result, the Company recommends that Participant not rely on the information in this Appendix B as the only source of information relating to the consequences of his or her participation in the Plan because the information included herein may be out of date at the time that Participant acquires Shares under the Plan or subsequently sells such Shares.
In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her individual situation.
Finally, if Participant is a citizen or resident of a country other than the one in which Participant currently is working or residing (or if Participant is considered as such for local law purposes), or if Participant transfers employment or residence to another country after PSUs have been granted to Participant under the Plan, the information contained herein may not be applicable to Participant in the same manner.
AUSTRALIA
Notifications
Securities Law Information. If Shares are acquired under the Plan and subsequently offered for sale to a person or entity resident in Australia, such offer may be subject to disclosure requirements under Australian law. Participants should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

BRAZIL
Terms and Conditions
Compliance with Law. By participating in the Plan, Participant agrees to comply with all applicable Brazilian laws and to pay any and all applicable taxes associated with the acquisition and sale of Shares acquired under the Plan, or the receipt of any dividends in the future.
Notifications
Exchange Control Information. Participants who are residents or domiciled in Brazil must submit a declaration of assets and rights held outside of Brazil, including Shares acquired under the Plan, to the Central Bank if the aggregate value of such assets and rights is at least US$100,000. Participants should consult their personal legal advisors for further details regarding this requirement.
CANADA
Terms and Conditions
Labor Law Acknowledgement. This provision replaces Section 3(h) of Appendix A and supplements Section 2 of the Notice:
for purposes of the PSUs, Participant’s Continuous Service will be considered terminated as of the earlier of: (i) the date on which Participant’s employment with the Company and/or the Employer is terminated; (ii) the date on which Participant receives a written notice of termination of Continuous Service regardless of any notice period or period of pay in lieu of such notice required under any employment laws in Participant’s country (including, without limitation, statutory law, regulatory law, and/or common law), even if such law is otherwise applicable to Participant’s benefits from the Company and/or the Employer; or (iii) the date on which Participant is no longer actively providing services to the Company and/or the Employer (regardless of the reason for such termination and regardless of whether it is later found to be invalid), and unless otherwise expressly provided in this Notice or determined by the Company, Participant’s right to vest in the PSUs under the Plan, if any, will terminate as of such date; the Board or Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the PSUs (including whether Participant may still be considered to be providing services while on a leave of absence);
Notifications
Securities Law Information. Shares acquired under the Plan may result in Canadian securities laws issues if such Shares are sold through a broker other than the designated broker or if the sale does not take place through the facilities of a stock exchange outside Canada on which the Shares are listed (i.e., the Nasdaq).
Tax Reporting Obligation. Foreign property (including Shares acquired under the Plan and possibly the PSUs) must be reported on Form T1135 (Foreign Income Verification Statement) if the total value of foreign property exceeds C$100,000 at any time during the year. Participants should consult their personal tax advisors for further details regarding this requirement.
FRANCE
Terms and Conditions

Language Consent. By participating in the Plan, Participant confirms having read and understood the documents relating to the PSUs and his or her participation in the Plan (i.e., the Plan and this Notice), which were provided to Participant in the English language. Participant accepts the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée. En participant au Plan, le Participant confirme avoir lu et compris les documents relatifs aux PSUs et à sa participation au Plan (à savoir, le Plan et le présent Avis) qui lui ont été communiqués en langue anglaise. Le Participant accepte les termes de ces documents en connaissance de cause.

Notifications

Foreign Asset/Account Reporting Information. Participants in France must declare any foreign bank investment, or brokerage account opened, used or closed during the fiscal year to the French tax authorities when filing their annual tax returns. Participants should consult their personal tax advisors for details regarding this requirement.
GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 in connection with the acquisition or sale of securities (e.g., transfer of proceeds from the sale of Shares into Germany) must be reported electronically to the German Federal Bank. The online filing portal may be accessed at the website of the German Federal Bank. Participants should consult their personal tax advisors for details regarding this requirement.

INDIA

Notifications

Exchange Control Information. Participant must repatriate any funds received from participation in the Plan (e.g., proceeds from the sale of Shares) within such time as prescribed under applicable Indian exchange control laws, which may be amended from time to time. Participant should obtain a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Company or the Employer requests proof of repatriation. Participant should consult his or her personal legal advisor to ensure compliance with the applicable requirements.

Foreign Asset/Account Reporting Information. Participant must declare the following items in his or her annual tax return: (i) any foreign assets held (including Shares acquired under the Plan), and (ii) any foreign bank accounts for which Participant has signing authority. Participant should consult his or her personal tax advisor to ensure compliance with the applicable requirements.

ITALY

Terms and Conditions

Data Privacy. This provision replaces in its entirety Section 10 of the Notice:

Participant understands that the Company may hold certain personal information about Participant, including Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships Participant holds in the Company, details of the Plan or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant also understands that providing the Company with the Data is necessary for the performance of the Plan and that Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. The Controller of personal data processing is Magnite, Inc., with registered offices at 1250 Broadway, 15th Floor, New York, NY 10001, U.S.A., and, pursuant to D.lgs 196/2003, its representative in Italy is Magnite S.r.l. with registered offices at Corsa Giaccomo Matteotti 7, CAP 20121 Milano, Italy.
Participant understands that Participant’s Data will not be publicized, but it may be transferred to Morgan Stanley Smith Barney, Equity Administration Solutions, Inc., their respective affiliates and other financial institutions or brokers involved in the management and administration of the Plan. Participant further understands that the Company and/or its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and that the Affiliates may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to Morgan Stanley Smith Barney, Equity Administration Solutions, Inc., their respective affiliates, or another third party with whom Participant may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that these recipients may be located in the European Economic Area, or elsewhere, such as the U.S. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Participant’s Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with such confidentiality and security provisions as set forth by applicable Italian data privacy laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Participant’s Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable Italian data privacy laws and regulations, does not require Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Participant has the right to, including but not limited to, access, delete, update, ask for rectification of Participant’s Data and cease, for legitimate reason, the Data processing. Furthermore, Participant is aware that Participant’s Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting the Company.
Plan Document Acknowledgment. In participating in the Plan, Participant acknowledges that he or she has received a copy of the Plan and this Notice and has reviewed the Plan and this Notice in their entirety and fully understands and accepts all provisions of the Plan and this Notice. Participant further acknowledges that Participant has read and specifically and expressly approves the sections of the Notice and Appendix A addressing (i) Forfeiture Upon Termination of Continuous Service (Section 2 of the Notice), (ii) Tax Consequences, Withholding, and Liability (Section 3 of the Notice), (iii) Data Privacy (Section 10 of the Notice); (iv) Governing Law; Severability (Section 11(f) of the Notice), (v) Imposition of Other Requirements (Section 11(i) of the Notice); (vi) Nature of Grant (Section 3 of Appendix A), (vii) Venue (Section 4 of Appendix A), and (viii) Language (Section 5 of Appendix A).

Notifications
Exchange Control Information. Participants are required to report investments held abroad or foreign financial assets (e.g., cash, Shares) that may generate income taxable in Italy on an annual tax return (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to Italian residents who are beneficial owners of the investments, even if they do not directly hold investments abroad or foreign assets.

Foreign Asset/Account Reporting Information. A tax on the value of any financial assets held outside of Italy by Italian residents will apply at an annual rate of 0.2% for fiscal year 2014. The taxable amount will be the fair market value of the financial assets, assessed at the end of the calendar year in the place where the financial assets are held, using the documentation issued by the local broker. Participants should consult their personal tax advisors for details regarding this requirement.

JAPAN

Notifications

Foreign Asset/Account Reporting Information.  Participants holding assets outside of Japan (e.g., Shares acquired under the Plan) with a value exceeding ¥50,000,000 (as of December 31 each year) are required to comply with annual tax reporting obligations with respect to such assets. Participants should consult their personal tax advisors for details regarding this requirement.

SINGAPORE

Notifications

Securities Law Information. The grant of PSUs under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Further, the PSUs granted under the Plan are subject to section 257 of the SFA and Participant is not permitted to sell, or offer to sell, any Shares in Singapore unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Obligation. Directors, associate directors or shadow directors of a Singapore Subsidiary or Affiliate are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify such entity in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest (e.g., PSUs granted under the Plan or Shares) in the Company or any Subsidiary or Affiliate, (ii) any change in previously-disclosed interests (e.g., sale of Shares), or (iii) becoming a director, associate director or shadow director of a Subsidiary or Affiliate in Singapore, if the individual holds such an interest at that time.

SWEDEN

Terms and Conditions

Authorization to Withhold. The following provision supplements Section 3 of the Notice as supplemented by Section 2 of Appendix A (Tax Consequences, Withholding, and Liability):

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax Obligations as set forth in this Notice, by accepting the grant of the PSUs, Participant authorizes the Company and/or the Employer to withhold Shares or to sell Shares otherwise deliverable to Participant upon vesting or settlement to satisfy Tax Obligations, regardless of whether the Company and/or Employer have an obligation to withhold such Tax Obligations.

UNITED KINGDOM

Terms and Conditions

Tax Obligations. The following provision supplements Section 3 of the Notice as supplemented by Section 2 of Appendix A (Tax Consequences, Withholding, and Liability):
If payment or withholding of any income tax liability arising in connection with Participant’s participation in the Plan is not made by Participant to the Employer within ninety (90) days of the end of the U.K. tax year during which the event giving rise to the income tax liability occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), Participant understands and agrees that the amount of any uncollected income tax will constitute a loan owed by Participant to the Company and/or the Employer, effective on the Due Date. Participant further understands and agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in the Plan or this Notice.

Notwithstanding the foregoing, if Participant is a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the Exchange Act), Participant will not be eligible for such a loan to cover the income tax liability. In the event that Participant is a director or executive officer and the income tax is not collected from or paid by Participant by the Due Date, Participant understands that the amount of any uncollected income tax may constitute an additional benefit to Participant on which additional income tax and National Insurance Contributions will be payable. Participant understands and agrees that Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any employee National Insurance Contributions (“NICs”) due on this additional benefit which the Company or the Employer may recover from Participant by any of the means referred to in the Plan or this Notice.
Joint Election for Transfer of Liability for Employer National Insurance Contributions. The following provision supplements Section 3 of the Notice as supplemented by Section 2 of Appendix A (Tax Consequences, Withholding, and Liability):
As a condition of participation in the Plan and the issuance of Shares upon vesting of the PSUs, Participant agrees to accept any liability for secondary Class 1 NICs that may be payable by the Company or the Employer in connection with the PSUs and any event giving rise to Tax Obligations (the “Employer NICs”). The Employer NICs may be collected by the Company or the Employer using any of the methods described in the Plan or this Notice.
Without prejudice to the foregoing, Participant agrees to execute a joint election with the Company and/or the Employer (a “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs liability to Participant. Participant further agrees to execute such other elections as may be required by any successor to the Company and/or the Employer for the purpose of continuing the effectiveness of Participant’s Joint Election. If Participant does not complete the Joint Election prior to vesting of the PSUs, or if approval of the Joint Election is withdrawn by HMRC and a new Joint Election is not entered into, the PSUs shall become null and void and will not vest, without any liability to the Company, the Employer or any Affiliate.